                                 SCHEDULE 13G

                                (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*


                       The Dun & Bradstreet Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   26483E100
                  ------------------------------------------
                                (CUSIP Number)

                               December 31, 2011
                  ------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)

                               [_] Rule 13d-1(c)

                               [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  26483E100                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Partners Holdings LP
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            2,530,537
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    2,593,737
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,593,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  26483E100                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Investment Corporation
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Wisconsin
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            2,530,537
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    2,593,737
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,593,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  26483E100                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Partners Limited Partnership
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            2,530,537
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    2,593,737
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,593,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     IA
--------------------------------------------------------------------------------

CUSIP No.  26483E100                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Investments GP LLC
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            2,530,537
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    2,593,737
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,593,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  26483E100                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Partners UK LLP
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     England and Wales
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            7,515
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    7,515
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,515
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     IA
--------------------------------------------------------------------------------

CUSIP No.  26483E100                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Artisan Partners Limited
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     England and Wales
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            7,515
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    7,515
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,515
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  26483E100                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     ZFIC, Inc.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Wisconsin
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            2,530,537
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    2,593,737
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,593,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     HC
--------------------------------------------------------------------------------

CUSIP No.  26483E100                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Andrew A. Ziegler
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            2,530,537
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    2,593,737
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,593,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP No.  26483E100                        13G

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON

     Carlene M. Ziegler
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                   (a) [_]
                                                                         (b) [_]

     Not Applicable
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER

 NUMBER OF          None
   SHARES       ---------------------------------------------------------------
BENEFICIALLY    6  SHARED VOTING POWER
  OWNED BY
    EACH            2,530,537
 REPORTING      ---------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH
                    None
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                    2,593,737
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,593,737
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                       [_]

     Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)

     IN
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

              The Dun & Bradstreet Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

              103 JFK Parkway, Short Hills, NJ 07078


Item 2(a)   Name of Person Filing:

              Artisan Partners Holdings LP ("Artisan Holdings")
              Artisan Investment Corporation, the general partner of
                 Artisan Holdings ("Artisan Corp.")
              Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investments GP LLC, the general partner of
                 Artisan Partners ("Artisan Investments")
              Artisan Partners UK LLP ("Artisan UK")
              Artisan Partners Limited, the founding member of
                 Artisan UK ("Artisan Limited")
              ZFIC, Inc., the sole stockholder of Artisan Corp. ("ZFIC") Andrew A. Ziegler
              Carlene M. Ziegler

Item 2(b)   Address of Principal Business Office:

              Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC,
              Mr. Ziegler and Ms. Ziegler are all located at:

              875 East Wisconsin Avenue, Suite 800
              Milwaukee, WI 53202

              Artisan UK and Artisan Limited are located at:

              3rd Floor, 25 St. James Street
              London SWIA 1HA

Item 2(c)   Citizenship:

              Artisan Holdings is a Delaware limited partnership
              Artisan Corp. is a Wisconsin corporation
              Artisan Partners is a Delaware limited partnership
              Artisan Investments is a Delaware limited liability company Artisan UK is a UK limited liability partnership
              Artisan Limited is a UK private limited company
              ZFIC is a Wisconsin corporation
              Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)   Title of Class of Securities:

              Common Stock

Item 2(e)   CUSIP Number:

              26483E100

Item 3      Type of Person:

              (e) Artisan Partners and Artisan UK are investment advisers registered under section 203 of the Investment Advisers Act of 1940; Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments is the general partner of Artisan Partners; Artisan Corp is the general partner of Artisan Holdings; Artisan Limited is the founding member of Artisan UK; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC.

Item 4      Ownership (at December 31, 2011):

              (a)  Amount owned "beneficially" within the meaning of rule 13d-3:

                   2,593,737

              (b)  Percent of class:

                   5.3% (based on 48,609,432 shares outstanding as of September 30, 2011)

              (c)  Number of shares as to which such person has:

                   (i)    sole power to vote or to direct the vote:

                          None

                   (ii)   shared power to vote or to direct the vote:

                          2,530,537

                   (iii)  sole power to dispose or to direct the disposition of:

                          None

                   (iv) shared power to dispose or to direct the disposition of:

                          2,593,737

Item 5      Ownership of Five Percent or Less of a Class:

              Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

              The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners or Artisan UK. Persons other than Artisan Partners and Artisan UK are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Artisan Holdings, Artisan UK, Artisan Investments, Artisan Corp., Artisan Limited, ZFIC, Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

              Not Applicable

Item 8      Identification and Classification of Members of the Group:

              Not Applicable

Item 9      Notice of Dissolution of Group:

              Not Applicable

Item 10      Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2012

                                    ARTISAN INVESTMENT CORPORATION,
                                    for itself and as the general partner of ARTISAN PARTNERS HOLDINGS LP

                                    By:  Sarah A. Johnson*
                                         -----------------------------------

                                    ARTISAN INVESTMENTS GP LLC,
                                    for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP

                                    By:  Sarah A. Johnson*
                                         -----------------------------------

                                    ARTISAN PARTNERS LIMITED,
                                    for itself and as the founding member of ARTISAN PARTNERS UK LLP

                                    By:  Sarah A. Johnson*
                                         -----------------------------------

                                    ZFIC, INC.

                                    By:  Sarah A. Johnson*
                                         -----------------------------------

                                    ANDREW A. ZIEGLER

                                    Andrew A. Ziegler*
                                    ----------------------------------------

                                    CARLENE M. ZIEGLER

                                    Carlene M. Ziegler*
                                    ----------------------------------------

                                    *By:  /s/ Sarah A. Johnson
                                          -----------------------------------
                                          Sarah A. Johnson
                                          Vice President of Artisan
                                            Investment Corporation
                                          Vice President of Artisan
                                            Investments GP LLC
                                          Director of Artisan Partners
                                            Limited
                                          Attorney-in-Fact for ZFIC, Inc.
                                          Attorney-in-Fact for Andrew A.
                                            Ziegler
                                          Attorney-in-Fact for Carlene M.
                                            Ziegler

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated February 8, 2012 by and among Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners UK LLP, Artisan Partners Limited, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler

Exhibit 2    Power of Attorney of ZFIC, Inc., dated March 19, 2007

Exhibit 3    Power of Attorney of Andrew A. Ziegler dated March 19, 2007

Exhibit 4    Power of Attorney of Carlene M. Ziegler dated March 19, 2007

                                                                      EXHIBIT 1

                            JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

       Date: February 8, 2012

                                    ARTISAN INVESTMENT CORPORATION,
                                    for itself and as the general partner of ARTISAN PARTNERS HOLDINGS LP

                                    By:  Sarah A. Johnson*
                                         -----------------------------------

                                    ARTISAN INVESTMENTS GP LLC,
                                    for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP

                                    By:  Sarah A. Johnson*
                                         -----------------------------------

                                    ARTISAN PARTNERS LIMITED,
                                    for itself and as the founding member of ARTISAN PARTNERS UK LLP

                                    By:  Sarah A. Johnson*
                                         -----------------------------------

                                    ZFIC, INC.

                                    By:  Sarah A. Johnson*
                                         -----------------------------------

                                    ANDREW A. ZIEGLER

                                    Andrew A. Ziegler*
                                    ----------------------------------------

                                    CARLENE M. ZIEGLER

                                    Carlene M. Ziegler*
                                    ----------------------------------------

                                    *By:  /s/ Sarah A. Johnson
                                          -----------------------------------
                                          Sarah A. Johnson
                                          Vice President of Artisan
                                            Investment Corporation
                                          Vice President of Artisan
                                            Investments GP LLC
                                          Director of Artisan Partners
                                            Limited
                                          Attorney-in-Fact for ZFIC, Inc.
                                          Attorney-in-Fact for Andrew A.
                                            Ziegler
                                          Attorney-in-Fact for Carlene M.
                                            Ziegler

                                                                      EXHIBIT 2

                               POWER OF ATTORNEY

   The undersigned, ZFIC, Inc., hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, its true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on its behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.

                                             ZFIC, INC.

                                             By:  /s/ Andrew A. Ziegler
                                                  ------------------------------
                                                  Andrew A. Ziegler
                                                  Vice President


STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

   I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 19th day of March, 2007.

                                                  /s/ Timothy K. Weston
                                                  ------------------------------
                                                  Notary Public

                                                                      EXHIBIT 3

                               POWER OF ATTORNEY

   The undersigned, Andrew A. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.

                                                  /s/ Andrew A. Ziegler
                                                  ------------------------------
                                                  Andrew A. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

   I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 19th day of March, 2007.

                                                  /s/ Timothy K. Weston
                                                  ------------------------------
                                                  Notary Public

                                                                      EXHIBIT 4

                               POWER OF ATTORNEY

   The undersigned, Carlene M. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.

                                                  /s/ Carlene M. Ziegler
                                                  ------------------------------
                                                  Carlene M. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

   I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene M. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 19th day of March, 2007.

                                                  /s/ Timothy K. Weston
                                                  ------------------------------
                                                  Notary Public